FOR IMMEDIATE RELEASE

CNA FINANCIAL ANNOUNCES
Q4 2020 NET INCOME OF $1.42 PER SHARE AND CORE INCOME OF $1.23 PER SHARE
FULL YEAR 2020 NET INCOME OF $2.53 PER SHARE AND CORE INCOME OF $2.70 PER SHARE
Fourth Quarter
•Net income was $387 million versus $273 million in the prior year quarter; core income was a record $335 million versus $265 million in the prior year quarter.
•The P&C combined ratio was 93.5% compared with 95.6% in the prior year quarter, including 0.8 points of catastrophe loss impact compared with 2.9 points in the prior year quarter. No change to COVID-19 catastrophe loss estimate.
•The underlying combined ratio was 92.7% compared with 94.9% in the prior year quarter. The underlying loss ratio was 60.5% compared with 60.9% in the prior year quarter and the expense ratio was 32.0% compared with 33.7% in the prior year quarter.
•P&C segments, excluding third party captives, generated gross written premium growth of 15% and net written premium growth of 12% from strong rate of +12% and new business growth of 17%.
•Net investment income of $555 million pretax includes $114 million of income from LPs and common stock compared with $545 million of pretax net investment income which included $69 million of income from LPs and common stock in the prior year quarter.
Full Year
•Net income was $690 million versus $1 billion in the prior year; core income was $735 million versus $979 million in the prior year.
•The P&C combined ratio was 100.9% compared with 96.7% in the prior year, including 7.7 points of catastrophe loss impact compared with 2.6 points in the prior year.
•The underlying combined ratio was 93.1% compared with 94.8% in the prior year. The underlying loss ratio was 60.2% compared with 61.0% in the prior year and the expense ratio was 32.6% compared with 33.5% in the prior year.
•P&C segments, excluding third party captives, generated gross written premium growth of 9% and net written premium growth of 6% from strong rate of +11% and new business growth of 6%.
•Net investment income of $1,935 million pretax includes $144 million of income from LPs and common stock compared with $2,118 million of pretax net investment income which included $226 million of income from LPs and common stock in the prior year.
Shareholders' Equity
•Book value per share of $46.82; book value per share excluding AOCI of $43.86, a 6% increase from year-end 2019 adjusting for $3.48 of dividends per share.
•Increased quarterly dividend 3% to $0.38 per share; special dividend of $0.75 per share.

CHICAGO, February 8, 2021 --- CNA Financial Corporation (NYSE: CNA) today announced fourth quarter 2020 net income of $387 million, or $1.42 per share, versus $273 million, or $1.00 per share, in the prior year quarter. Core income for the quarter was $335 million, or $1.23 per share, versus $265 million, or $0.97 per share, in the prior year quarter. Net income for the full year 2020 was $690 million, or $2.53 per share, versus $1.0 billion, or $3.67 per share, in the prior year. Core income for the full year 2020 was $735 million, or $2.70 per share, versus $979 million, or $3.59 per share, in the prior year.
Our Property & Casualty segments produced core income of $369 million for the fourth quarter of 2020, an increase of $32 million compared to the prior year quarter. The increase was primarily due to improved current accident year underwriting results.
Our Life & Group and Corporate & Other segments produced core income (loss) for the fourth quarter of 2020 of $26 million and $(60) million, respectively. Corporate & Other results include a $39 million after-tax non-economic charge related to asbestos and environmental pollution.
CNA Financial declared a quarterly dividend of $0.38 per share and a special dividend of $0.75 per share, payable March 11, 2021 to stockholders of record on February 22, 2021.
Further, as previously announced, the Company entered into an agreement with Cavello Bay Reinsurance Limited (Cavello), a subsidiary of Enstar Group Limited, under which Cavello will reinsure a legacy portfolio of excess workers’ compensation policies. The transaction closed on February 5, 2021.

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions, except per share data)	2020	2019	2020	2019
Net income	$387	$273	$690	$1,000
Core income (a)	335	265	735	979

Net income per diluted share	$1.42	$1.00	$2.53	$3.67
Core income per diluted share	1.23	0.97	2.70	3.59

	December 31, 2020	December 31, 2019
Book value per share	$46.82	$45.00
Book value per share excluding AOCI	43.86	44.81
(a)Management utilizes the core income (loss) financial measure to monitor the Company's operations. Please refer herein to the Reconciliation of GAAP Measures to Non-GAAP Measures section of this press release for further discussion of this non-GAAP measure.
“CNA produced record core income in the fourth quarter as we continued to leverage the hardening market conditions achieving 12% in rate increases and 12% growth in net written premium as well as improving both our underlying and total combined ratios by over two points. We are well positioned to extend our strong execution in the favorable market conditions that we expect to continue in 2021,” said Dino E. Robusto, Chairman & Chief Executive Officer of CNA Financial Corporation.

Property & Casualty Operations

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2020	2019	2020	2019
Gross written premiums ex. 3rd party captives	$2,169	$1,892	$8,422	$7,735
GWP ex. 3rd party captives change (% year over year)	15%		9%
Net written premiums	$1,952	$1,746	$7,566	$7,134
NWP change (% year over year)	12%		6%
Net investment income	$324	$336	$1,072	$1,273
Core income	369	337	834	1,190

Loss ratio excluding catastrophes and development	60.5%	60.9%	60.2%	61.0%
Effect of catastrophe impacts	0.8	2.9	7.7	2.6
Effect of development-related items	—	(2.2)	0.1	(0.7)
Loss ratio	61.3%	61.6%	68.0%	62.9%

Expense ratio	32.0%	33.7%	32.6%	33.5%

Combined ratio	93.5%	95.6%	100.9%	96.7%
Combined ratio excluding catastrophes and development	92.7%	94.9%	93.1%	94.8%
•The fourth quarter combined ratio excluding catastrophes and development improved 2.2 points as compared with the prior year quarter. The expense ratio improved 1.7 points driven by higher net earned premiums and lower underwriting expenses. The underlying loss ratio improved 0.4 points.
•The fourth quarter combined ratio improved 2.1 points as compared with the prior year quarter. Net catastrophe losses were $14 million, or 0.8 points of the loss ratio in the quarter compared with $51 million, or 2.9 points of the loss ratio, for the prior year quarter. Net prior period development had no impact on the loss ratio in the current quarter compared with 2.2 points of favorable development decreasing the loss ratio in the prior year quarter.
•In the fourth quarter, P&C segments, excluding third party captives, generated gross written premium growth of 15% and net written premium growth of 12% driven by higher rate and new business.
•For the full year, the combined ratio excluding catastrophes and development improved 1.7 points as compared with the prior year.  The expense ratio improved 0.9 points driven by higher net earned premiums and lower underwriting expenses. The underlying loss ratio improved 0.8 points.
•For the full year, the combined ratio increased 4.2 points as compared with the prior year.  Net catastrophe losses were $550 million, or 7.7 points of the loss ratio for the full year compared with $179 million, or 2.6 points of the loss ratio, for the prior year. Unfavorable net prior period development increased the loss ratio by 0.1 points in the current year compared with 0.7 points of favorable development decreasing the loss ratio in the prior year.
•For the full year, P&C segments, excluding third party captives, generated gross written premium growth of 9% and net written premium growth of 6% driven by higher rate and new business.

Business Operating Highlights
Specialty

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2020	2019	2020	2019
Gross written premiums ex. 3rd party captives	$883	$752	$3,296	$3,015
GWP ex. 3rd party captives change (% year over year)	17%		9%
Net written premiums	$809	$705	$3,040	$2,848
NWP change (% year over year)	15%		7%
Core income	$181	$188	$535	$671

Loss ratio excluding catastrophes and development	60.0%	60.7%	59.9%	60.3%
Effect of catastrophe impacts	0.7	(0.2)	4.3	0.5
Effect of development-related items	(1.9)	(4.9)	(2.1)	(3.3)
Loss ratio	58.8%	55.6%	62.1%	57.5%

Expense ratio	30.4%	32.4%	31.3%	32.5%

Combined ratio	89.4%	88.2%	93.5%	90.2%
Combined ratio excluding catastrophes and development	90.6%	93.3%	91.3%	93.0%
•The combined ratio excluding catastrophes and development improved 2.7 points for the fourth quarter of 2020 as compared with the prior year quarter. The expense ratio improved 2.0 points driven by higher net earned premiums and lower underwriting expenses. The underlying loss ratio improved 0.7 points.
•The combined ratio increased 1.2 points for the fourth quarter of 2020 as compared with the prior year quarter. Net catastrophe losses were $5 million, or 0.7 points of the loss ratio in the quarter compared with $(1) million, or (0.2) points of the loss ratio, for the prior year quarter. Favorable net prior period development improved the loss ratio by 1.9 points in the quarter compared with 4.9 points of improvement in the prior year quarter.
•Gross written premiums, excluding third party captives, grew 17% and net written premiums grew 15% for the fourth quarter of 2020 driven by strong rate and higher new business.

Commercial

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2020	2019	2020	2019
Gross written premiums ex. 3rd party captives	$975	$867	$3,993	$3,609
GWP ex. 3rd party captives change (% year over year)	13%		11%
Net written premiums	$862	$779	$3,565	$3,315
NWP change (% year over year)	11%		8%
Core income	$165	$133	$261	$489

Loss ratio excluding catastrophes and development	61.1%	61.4%	60.6%	61.7%
Effect of catastrophe impacts	0.5	6.5	10.7	4.9
Effect of development-related items	1.7	(1.3)	2.1	0.7
Loss ratio	63.3%	66.6%	73.4%	67.3%

Expense ratio	32.7%	33.6%	33.0%	32.9%

Combined ratio	96.2%	100.6%	106.9%	100.8%
Combined ratio excluding catastrophes and development	94.0%	95.4%	94.1%	95.2%
•The combined ratio excluding catastrophes and development improved 1.4 points for the fourth quarter of 2020 as compared with the prior year quarter. The expense ratio improved 0.9 points driven by higher net earned premiums. The underlying loss ratio improved 0.3 points.
•The combined ratio improved 4.4 points for the fourth quarter of 2020 as compared with the prior year quarter. Net catastrophe losses were $4 million, or 0.5 points of the loss ratio in the fourth quarter of 2020 compared with $52 million, or 6.5 points of the loss ratio, for the prior year quarter. Unfavorable net prior period development increased the loss ratio by 1.7 points in the quarter, with more than half from unfavorable premium development, compared with 1.3 points of favorable development decreasing the loss ratio in the prior year quarter.
•Gross written premiums, excluding third party captives, grew 13% and net written premiums grew 11% for the fourth quarter of 2020 driven by higher new business and favorable rate.

International

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2020	2019	2020	2019
Gross written premiums	$311	$274	$1,133	$1,111
GWP change (% year over year)	14%		2%
Net written premiums	$281	$262	$961	$971
NWP change (% year over year)	7%		(1)%
Core income	$23	$16	$38	$30

Loss ratio excluding catastrophes and development	60.1%	59.7%	60.1%	60.9%
Effect of catastrophe impacts	2.1	—	7.1	1.1
Effect of development-related items	(0.3)	2.6	(0.3)	2.1
Loss ratio	61.9%	62.3%	66.9%	64.1%

Expense ratio	35.0%	38.0%	35.5%	37.7%

Combined ratio	96.9%	100.3%	102.4%	101.8%
Combined ratio excluding catastrophes and development	95.1%	97.7%	95.6%	98.6%
•The combined ratio excluding catastrophes and development improved 2.6 points for the fourth quarter of 2020 as compared with the prior year quarter. The expense ratio improved 3.0 points driven by lower acquisition and underwriting expenses. The underlying loss ratio increased 0.4 points.
•The combined ratio improved 3.4 points for the fourth quarter of 2020 as compared with the prior year quarter. Net catastrophe losses were $5 million, or 2.1 points of the loss ratio in the fourth quarter of 2020, compared with no net catastrophe losses recorded for the prior year quarter. Favorable net prior year development improved the loss ratio by 0.3 points in the quarter compared with 2.6 points of unfavorable development increasing the loss ratio in the prior year quarter.
•Excluding currency fluctuations, gross written premiums for International increased 11% and net written premiums increased 5% for the fourth quarter of 2020 as compared with the prior year quarter driven by growth in Canada and Europe.

Life & Group

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2020	2019	2020	2019
Net earned premiums	$124	$130	$504	$520
Net investment income	229	204	851	820
Core income (loss)	26	(4)	9	(109)
Due to the recognition of the premium deficiency and resetting of actuarial assumptions in the third quarter of 2020, the operating results for our long term care business reflect the variance between actual experience and the expected results contemplated in our best estimate reserves. Core results improved $30 million for the fourth quarter of 2020 as compared with the prior year quarter driven by better than expected morbidity in the long term care business and higher net investment income.
Corporate & Other

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2020	2019	2020	2019
Net investment income	$2	$5	$12	$25
Interest expense	28	32	122	131
Core loss	(60)	(68)	(108)	(102)
Core loss improved $8 million for the fourth quarter of 2020 as compared with the prior year quarter. The application of retroactive reinsurance accounting to additional cessions to the A&EP Loss Portfolio Transfer in both periods resulted in after-tax non-economic charges of $39 million and $48 million in 2020 and 2019, respectively. The additional cessions in those periods were $100 million and $125 million, respectively.

Net Investment Income

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
	2020	2019	2020	2019
Net investment income	$555	$545	$1,935	$2,118
Net investment income increased $10 million for the fourth quarter of 2020 as compared with the prior year quarter. The increase was driven by limited partnership and common stock investments, which returned 6.5%, or $114 million for the fourth quarter of 2020 compared with 3.7%, or $69 million in the prior year quarter. These results were partially offset by lower yields in our fixed income portfolio.

About the Company
CNA is one of the largest U.S. commercial property and casualty insurance companies. CNA provides a broad range of standard and specialized property and casualty insurance products and services for businesses and professionals in the U.S., Canada and Europe, backed by more than 120 years of experience and approximately $45 billion of invested assets.  For more information, please visit CNA at www.cna.com.
Contact

Media:	Analysts:
Cara McCall, 312-822-1309	Amy C. Adams, 312-822-5533
Conference Call and Webcast/Presentation Information
A conference call for investors and the professional investment community will be held at 8:00 a.m. (CT) today. On the conference call will be Dino E. Robusto, Chairman and Chief Executive Officer of CNA Financial Corporation, Al Miralles, Executive Vice President and Chief Financial Officer of CNA Financial Corporation and other members of senior management. Participants can access the call by dialing (800) 289-0571, or for international callers, +1 (720) 543-0206. The call will also be broadcast live on the internet and may be accessed from the Investor Relations page of the CNA website (www.cna.com). A presentation will be posted and available on the CNA website and will provide additional insight into the results.
The call is available to the media, but questions will be restricted to investors and the professional investment community. An online replay will be available on CNA's website following the call. Financial supplement information related to the results is available on the investor relations pages of the CNA website or by contacting investor.relations@cna.com.
Definition of Reported Segments
•Specialty provides management and professional liability and other coverages through property and casualty products and services using a network of brokers, independent agencies and managing general underwriters.
•Commercial works with a network of brokers and independent agents to market a broad range of property and casualty insurance products and services to small, middle-market and large businesses.
•International underwrites property and casualty coverages on a global basis through two insurance companies based in the U.K. and Luxembourg, a branch operation in Canada as well as through our Lloyd's Syndicate.
•Life & Group primarily includes the results of the individual and group long term care businesses that are in run off.
•Corporate & Other primarily includes certain corporate expenses, including interest on corporate debt, and the results of certain property and casualty business in run-off, including CNA Re and asbestos and environmental pollution (A&EP).
Financial Measures
Management utilizes the following metrics in their evaluation of the Property & Casualty Operations. These ratios are calculated using financial results prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).
•Loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums.
•Underlying loss ratio represents the loss ratio excluding catastrophes and development.
•Expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums.
•Dividend ratio is the ratio of policyholders' dividends incurred to net earned premiums.
•Combined ratio is the sum of the loss, expense and dividend ratios.
•Underlying combined ratio is the sum of the underlying loss, expense and dividend ratios.
•Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes.
•Rate represents the average change in price on policies that renew excluding exposure change. For certain products within Small Business, where quantifiable, rate includes the influence of new business as well.
•Retention represents the percentage of premium dollars renewed in comparison to the expiring premium dollars from policies available to renew.
•New business represents premiums from policies written with new customers and additional policies written with existing customers.
Gross written premiums ex. 3rd party captives represents gross written premiums excluding business which is ceded to third party captives, including business related to large warranty programs.
The Company's investment portfolio is monitored by management through analysis of various factors including unrealized gains and losses on securities, portfolio duration and exposure to market and credit risk.

Reconciliation of GAAP Measures to Non-GAAP Measures
This press release also contains financial measures that are not in accordance with GAAP.  Management utilizes these financial measures to monitor the Company's insurance operations and investment portfolio. The Company believes the presentation of these measures provides investors with a better understanding of the significant factors that comprise the Company's operating performance. Reconciliations of these measures to the most comparable GAAP measures follow below.
Reconciliation of Net Income (Loss) to Core Income (Loss)
Core income (loss) is calculated by excluding from net income (loss) the after-tax effects of net investment gains or losses and any cumulative effects of changes in accounting guidance. The calculation of core income (loss) excludes net investment gains or losses because net investment gains or losses are generally driven by economic factors that are not necessarily reflective of our primary operations. Management monitors core income (loss) for each business segment to assess segment performance. Presentation of consolidated core income (loss) is deemed to be a non-GAAP financial measure.

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2020	2019	2020	2019
Net income	$387	$273	$690	$1,000
Less: Net investment gains (losses)	52	8	(45)	21
Core income	$335	$265	$735	$979
Reconciliation of Net Income (Loss) per Diluted Share to Core Income (Loss) per Diluted Share
Core income (loss) per diluted share provides management and investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core income (loss). Core income (loss) per diluted share is core income (loss) on a per diluted share basis.

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
	2020	2019	2020	2019
Net income per diluted share	$1.42	$1.00	$2.53	$3.67
Less: Net investment gains (losses)	0.19	0.03	(0.17)	0.08
Core income per diluted share	$1.23	$0.97	$2.70	$3.59
Reconciliation of Book Value per Share to Book Value per Share Excluding AOCI
Book value per share excluding AOCI allows management and investors to analyze the amount of the Company's net worth primarily attributable to the Company's business operations. The Company believes this measurement is useful as it reduces the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

	December 31, 2020	December 31, 2019
Book value per share	$46.82	$45.00
Less: Per share impact of AOCI	2.96	0.19
Book value per share excluding AOCI	$43.86	$44.81

Calculation of Return on Equity and Core Return on Equity
Core return on equity provides management and investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to its business operations.

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2020	2019	2020	2019
Annualized net income	$1,546	$1,090	$690	$1,000
Average stockholders' equity including AOCI (a)	12,364	12,169	12,461	11,716
Return on equity	12.5%	9.0%	5.5%	8.5%

Annualized core income	$1,340	$1,060	$735	$979
Average stockholders' equity excluding AOCI (a)	11,757	12,073	12,033	12,129
Core return on equity	11.4%	8.8%	6.1%	8.1%
(a)Average stockholders' equity is calculated using a simple average of the beginning and ending balances for the period.
For additional information, please refer to CNA's most recent 10-K on file with the Securities and Exchange Commission, as well as the financial supplement, available at www.cna.com.
Forward-Looking Statements
This press release includes statements that relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties please refer to CNA’s filings with the Securities and Exchange Commission, available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s expectations or any related events, conditions or circumstances change.
Any descriptions of coverage under CNA policies or programs in this press release are provided for convenience only and are not to be relied upon with respect to questions of coverage, exclusions or limitations. With regard to all such matters, the terms and provisions of relevant insurance policies are primary and controlling. In addition, please note that all coverages may not be available in all states.
“CNA" is a registered trademark of CNA Financial Corporation. Certain CNA Financial Corporation subsidiaries use the "CNA" trademark in connection with insurance underwriting and claims activities. Copyright © 2021 CNA. All rights reserved.

# # #